Exhibit 10.7

CEO/L1 Employee Form – Initial Grants Only

2020 STOCK INCENTIVE PLAN
OF VERTIV HOLDINGS CO AND ITS AFFILIATES

RESTRICTED STOCK UNIT AGREEMENT

FOR

SPECIAL ONE-TIME LONG-TERM INCENTIVE (LTI) AWARD

RESTRICTED STOCK UNIT AGREEMENT made in Columbus, Ohio, as of [DATE] (the “Grant Date”), between Vertiv Holdings Co (the “Company”) and [EMPLOYEE NAME] (“Participant”).

1.	Grant of Award. The Company has granted you [NUMBER] Restricted Stock Units, subject to the provisions of this Agreement and the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates (the “Plan”). The Company will hold the Restricted Stock Units and Additional Restricted Stock Units (as defined in Section 2) in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.	Dividend Equivalents. Except as otherwise determined by the Compensation Committee (the “Committee”), in its sole discretion, you will earn Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Restricted Stock Unit or Additional Restricted Stock Unit (as defined below) credited to your bookkeeping account on a dividend record date. In the case of cash dividends, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to (a) divided by (b), where (a) equals the total number of unvested Restricted Stock Units and Additional Restricted Stock Units, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on each dividend payment date, Additional Restricted Stock Units equal to the total number of unvested Restricted Stock Units and Additional Restricted Stock Units subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Additional Restricted Stock Units are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the Restricted Stock Units to which they relate.

3.	Payment Amount. Each Restricted Stock Unit and Additional Restricted Stock Unit represents one (1) Share of Common Stock.

4.	Vesting. Except as otherwise provided herein, the Restricted Stock Units and Additional Restricted Stock Units will vest in cumulative installments of 25% annually on each of the first, second, third and fourth anniversaries of the date of grant.

5.	Form and Timing of Payment. Vested Restricted Stock Units will be redeemed solely for Shares. Except as otherwise determined by the Company, in its sole discretion, vested Additional Restricted Stock Units will be redeemed solely for Shares. Except as otherwise provided in Section 7(b) below, payment of vested Restricted Stock Units and Additional Restricted Stock Units will be made as soon as practicable following the applicable vesting date but in no event later than thirty (30) days following the vesting date.

6.	Termination of Employment. Except as otherwise provided in this Agreement, any Restricted Stock Units and Additional Restricted Stock Units that have not vested as of your Termination of Employment will immediately be forfeited, and your rights with respect to these Restricted Stock Units and Additional Restricted Stock Units will end. If your Termination of Employment occurs due to an involuntary termination by the Company (other than for Cause), and such Termination of Employment occurs before the vesting date described in Section 4 of this Agreement, Restricted Stock Units and Additional Restricted Stock Units that have not vested as of the date of your Termination of Employment will vest on the scheduled dates specified in Section 4 occurring within six (6) months following your Termination of Employment.

7.	Retirement, Death or Disability.

a.	Vesting. If your Termination of Employment occurs due to death, or you incur a Disability before the vesting date described in Section 4 of this Agreement, all of your unvested Restricted Stock Units and Additional Restricted Stock Units will vest as of your Termination of Employment or Disability, as applicable. If you are deceased, the Company will make a payment to your estate only after the Company has determined that the payee is the duly appointed executor or administrator of your estate, subject to Section 7.14 of the Plan.

If your Termination of Employment occurs (other than for Cause) at a time when you (i) have attained age 65, and (ii) have ten (10) years of service with the Company (“Retirement”), and such Retirement occurs before the vesting date described in Section 4 of this Agreement, all Restricted Stock Units and Additional Restricted Stock Units that have not vested as of the date of the Retirement will vest on the scheduled dates specified in Section 4.

b.	Payment. If your Termination of Employment occurs due to death, Retirement or you incur a Disability before the vesting date described in Section 4 of this Agreement, payment for vested Restricted Stock Units and Additional Restricted Stock Units will be made as soon as practicable, but in no event later than thirty (30) days following the vesting date.

8.	Company Policy. To the extent you are subject to the terms of the Vertiv Holdings Co Executive Change of Control Policy, you will enjoy the benefits provided for under the applicable Policy.

9.	Withholdings; Delay for Specified Employees. The Company shall be entitled to require a cash payment by or on your behalf in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the vesting of the Restricted Stock Units; provided, that, notwithstanding the foregoing, the Committee may permit you to satisfy the applicable tax obligations in accordance with the terms of Section 7.2 of the Plan. If you are a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of your separation from service (as determined pursuant to Section 409A of the Code), any portion of the Restricted Stock Units subject to Section 409A of the Code payable to you as a result of your separation from service within six (6) months following your separation from service shall instead be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the separation from service, or, if earlier, the date of your death.

10.	Transfer of Award. You may not transfer the Restricted Stock Units, Additional Restricted Stock Units or any interest in such Units except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.

11.	Requirements for and Forfeiture of Award.

a.	General. The Award is expressly contingent upon you complying with the terms and conditions contained in any agreement that governs your noncompetition with the Company, your nonsolicitation of the Company’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to the Company’s trade secrets and proprietary and confidential information (such agreement, the “Restrictive Covenant Agreement”).

b.	Remedies.

1.	You expressly agree and acknowledge that the forfeiture provisions of subsection 11.b.2. of this Agreement shall apply if you are found to violate the terms of your Restrictive Covenant Agreement.

2.	In addition to the relief described in the Restrictive Covenant Agreement, if the Company determines, in its sole judgment, that you have violated the terms of such Restrictive Covenant Agreement, (i) any Restricted Stock Units and Additional Restricted Stock Units that have not vested under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such Units as of the date of the Company’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the Restricted Stock Units and Additional Restricted Stock Units you received during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the Company’s determination.

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3.	Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.

12.	Restrictions on Payment of Shares. Payment of Shares for your Restricted Stock Units and Additional Restricted Stock Units is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares underlying the Restricted Stock Units and Additional Restricted Stock Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

13.	Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Stock Units or Additional Restricted Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

14.	Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

15.	Plan Terms Govern. The vesting and redemption of Restricted Stock Units or Additional Restricted Stock Units, the disposition of any Shares received for Restricted Stock Units or Additional Restricted Stock Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

16.	Personal Data.

a.	By entering into this Agreement, and as a condition of the grant of the Restricted Stock Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b.	You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

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c.	You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of restricted units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

d.	You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.	You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

17.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.	The Company (and not your local employer) is granting your Restricted Stock Units . Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Stock Units granted under the Plan.

c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.	The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.	The grant of Restricted Stock Units hereunder, and any future grant of Restricted Stock Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Restricted Stock Units, nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.

The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

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g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

18.	Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Restricted Stock Units and Additional Restricted Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the Restricted Stock Units or Additional Restricted Stock Units until Shares are actually delivered to you.

19.	Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock Units and the Additional Restricted Stock Units.

20.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

21.	Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

22.	Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

23.	Acknowledgements and Acceptance. By accepting this Agreement, you agree that: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments, or negotiations concerning the Award are replaced and superseded.

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To retain this Award, you must accept it by printing the Agreement and signing and dating below. Return the signed Agreement to [NAME] [ADDRESS]

I Accept:

Print Name	EID

Signature	Date

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